EXHIBIT (a)(1)(i)

EXHIBIT (a)(1)(i)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase dated October 21, 2002, and the related Letter of Transmittal. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws.

Merrill Lynch Senior Floating Rate Fund II, Inc.

Notice of Offer to Purchase for Cash 15,000,000 of its Issued and Outstanding Shares at Net Asset Value Per Share

THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 4:00 P.M., EASTERN TIME, ON TUESDAY, NOVEMBER 19, 2002, UNLESS EXTENDED.

Merrill Lynch Senior Floating Rate Fund II, Inc. (the “Fund”) is offering to purchase 15,000,000 of its issued and outstanding shares of common stock par value $.10 per share (the “Shares”) at a price equal to their net asset value (“NAV”) less any applicable early withdrawal charge as of the close of the New York Stock Exchange on the Expiration Date, November 19, 2002, unless extended, upon the terms and conditions set forth in the Offer to Purchase dated October 21, 2002 (the “Offer”). The NAV on October 17, 2002, was $8.47 per Share. The purpose of the Offer is to provide liquidity to stockholders since the Fund is unaware of any secondary market that exists for the Shares. The Offer is not conditioned upon the tender of any minimum number of Shares.

If more than 15,000,000 Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board of Directors when it determined to make the Offer, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or (2) purchase 15,000,000 Shares (or such larger number of Shares sought) on a pro rata basis.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to 4:00 p.m., Eastern time, on Tuesday, November 19, 2002, unless the Offer is extended, and, if not yet accepted for payment by the Fund, Shares may also be withdrawn after December 17, 2002.

The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance, for current NAV quotations or for copies of the Offer to Purchase, Letter of Transmittal, and any other tender offer documents, may be directed to Financial Data Services, Inc. at the address and telephone number below. Copies will be furnished promptly at no expense to you and also may be obtained by completing and returning the coupon below to Financial Data Services, Inc. Stockholders who do not own Shares directly should effect a tender through their broker, dealer or nominee. For example, stockholders who purchased Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated should effect tenders through their Financial Advisor.

1-800-MER-FUND 1-800-637-3863

Mail to:	Financial Data Services, Inc. P.O. Box 45289, Jacksonville, FL 32232-5289

[ ] Please send me Merrill Lynch Senior Floating Rate Fund II, Inc. Tender Offer materials

Name____________________________	Address____________________________________

Business Phone____________________	City _______________________________________

Home Phone_______________________	State_________________________	Zip________
Merrill Lynch clients, please give the name and office address of your Financial Advisor: __________________________________________________________________________________________

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October 21, 2002